Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use in this Registration Statement of Summit Materials, LLC on Form S-4 of our report dated April 18, 2012, relating to the consolidated financial statements of Continental Cement Company, L.L.C. and Subsidiary as of and for the year ended December 31, 2011 and for the periods from May 27, 2010 to December 31, 2010 (Successor) and from January 1, 2010 to May 26, 2010 (Predecessor) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia

March 26, 2013